EXHIBIT 99.C1



                         INDEPENDENT AUDITORS' CONSENT



     We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement (File No. 333-69431) on Form S-6 of Select*Life Variable Account filed under the Securities Act of 1933 of our report dated February 11, 2000 on the audit of the financial statements of Select*Life Variable Account as of December 31, 1999 and for each of the three years in the period then ended, and on the audit of the consolidated financial statements of ReliaStar Life Insurance Company and subsidiaries as of and for the years ended December 31, 1998 and 1997, appearing in the Prospectuses, which are a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/S/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Minneapolis, MN
April 12, 2000